ARTICLES OF AMENDMENT TO ARTICLES OF INCORPORATION

OF

MAG-WELL, INC.

Pursuant to the provisions of Article 4.04 of the Texas Business Corporation Act, the undersigned Corporation adapts the, following Articles of Amendment to Articles of Incorporation.

ARTICLE ONE

The name of the corporation is "Mag-Well, Inc."

ARTICLE TWO

The following amendments to the Articles of Incorporation were adopted by the shareholders of the Corporation an April 22, 1994.

The amendment alters Article IV of the Articles of Incorporation, and the full text of Article IV, as altered, is as follows:

"Article IV

The aggregate number of Shares which the Corporation shall have authority to issue is 1,000,000 shares of common stock at no par value. The shares of common stock shall have no preemptive or preferential rights of subscription concerning further issuance or authorization of the Corporation's shares of stock. The number of authorized shares of any class of stock of the Corporation may be increased or decreased by amendments to these Articles of Incorporation. Each share of common stock shall entitle the holder thereof to one vote, in person or by proxy, an any matter upon which holders of common stock are entitled to vote. There shall not be cumulative voting of the shares of the capital stock of the Corporation."

The amendment alters Article VII of the Articles Of Incorporation, and the full text Of Article VII as altered, is as follows:

"Article VII

The Board of Directors of the Corporation shall consist of one or more members. The number of directors shall be fixed by or In the manner provided in the Bylaws. Any director may be designated as an advisor director rather than a regular voting director at any annual or special meeting of the shareholders.

The amendment deletes all of Article XI of the Articles of incorporation. The part that was deleted reads as follows:

"Article XI

Each shareholder of this corporation in accepting the status of shareholder agrees to be bound by the terms of a Stockholder-Cross Purchase Agreement entered into between all the Shareholders and the corporation which shall restrict the transfer, sale and assignment of all the shares of common stock of this corporation owned by every shareholder. The provisions of this Article may not be amended, revoked, or altered in any way without the favorable vote of 100% of the outstanding common stock of the corporation; however, the Board of Directors of the corporation with the written consent of holders of 1004 of the shares at the time outstanding say irrevocably waive the application of this Article as to any specific shareholder of the corporation. The provisions of this Article may be specifically enforced in any Court of competent jurisdiction inasmuch as the shares of this corporation are unique. Each certificate representing shares of this corporation's stock shall bear the following legend which shall be notice of this Article:

BY AGREEMENT AMONG THE CORPORATION AND ITS SHAREHOLDERS RESTRICTIONS HAVE BEEN PLACED UPON THE TRANSFER OF THE SHARES REPRESENTED BY THIS CERTIFICATE. THE CORPORATION WILL FURNISH TO THE RECORD HOLDER OF THIS CERTIFICATE, WITHOUT CHARGE, UPON WRITTEN REQUEST TO THE CORPORATION AT ITS PRINCIPAL PLACE OF BUSINESS OR REGISTZRED OFFICE, A COPY OF THAT AGREEMENT."

Such certificates, shall be endorsed on the front thereof as follows:

"SEE RESTRICTIONS ON TRANSFER HEREOF ON REVERSE SIDE,"

ARTICLE THREE

The number of shares of the Corporation outstanding at the time of such adoption was 100,000; and the number of shares of the Corporation entitled to vote thereon was 100,000. ARTICLE FOUR The number of shares of the Corporation voting for such amendments were 100,000; and the number of shares of the corporation voting against such amendments were 0. The holders of all of the shares outstanding and entitled to vote on said amendments have signed a consent in writing adopting said amendments.

/s/William W. Dillard

President

STATE OF TEXAS

COUNTY OF DALLAS

This instrument was acknowledged before me on this 11th of March 1999, by William W. Dillard, Jr.

/s/Nita R. Mastin

Notary Public in the State of Texas